Exhibit 99.1

Contacts:

Kevin R. Rhodes, Chief Financial Officer

Timothy R. Oakes, Investor Relations

(781) 246-3343

ir@edgewater.com

EDGEWATER AUTHORIZES STOCK REPURCHASE PROGRAM

Wakefield, MA, December 6, 2007 – A technology management consulting firm specializing in providing premium IT services, Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, “Edgewater” or the “Company”), today announced that the Company’s Board of Directors (the “Board”) has authorized the purchase of up to $5.0 million of the Company’s common stock (the “Stock Repurchase Program”).

Shares of the Company’s common stock may be purchased on the open market or through privately negotiated transactions from time-to-time through December 31, 2008. The timing and amount of the purchases will be based upon market conditions, securities law considerations and other factors. The Stock Repurchase Program does not obligate the Company to acquire a specific number of shares in any period and may be modified, suspended, extended or discontinued at any time, without prior notice. The Company currently has 12.4 million shares of common stock outstanding.

Shirley Singleton, the Company’s President and CEO stated, “We have previously implemented a number of repurchase programs, between 2001 and 2005, and we believe that authorizing the Stock Repurchase Program at this time is in the best interests of the Company and its stockholders. The Stock Repurchase Program was approved for a number of reasons, including the fact that recent trading levels of our common stock do not fully reflect the Company’s value and potential. The authorization of the Stock Repurchase Program reflects our confidence in the future prospects of our business.”

About Edgewater Technology, Inc.

Edgewater Technology, Inc. is an innovative technology management consulting firm. We provide a unique blend of premium IT services by leveraging our proven industry expertise in strategy, technology and corporate performance management. Headquartered in Wakefield, MA, we go to market by vertical industry and provide our clients with a wide range of business and technology offerings. To learn more, visit www.edgewater.com or call 800-410-4014.

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This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to our Repurchase Program, prospects and value. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments which are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecasted, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the risks outlined under Item I “Business – Factors Affecting Finances, Business Prospects and Stock Volatility” in our 2006 Annual Report on Form 10-K filed with the SEC on March 14, 2007 and under “Risk Factors” in our Quarterly Report on Form 10-Q filed with the SEC on November 14, 2007. These factors may cause our actual results to differ materially from those contemplated, projected, anticipated, planned or budgeted in any such forward-looking statements.

Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, growth, earnings per share or achievements. However, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this Press Release to conform such statements to actual results.